Exhibit 99.2

Community Bankers Trust Corporation Announces Payment

of Dividend on TARP Preferred Stock

November 16, 2012 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it will pay its November 2012 dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The Company issued the Preferred Stock to the United States Department of the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. The Company will make the payment, in the amount of $221,000, on November 16, 2012.

The payment follows the Company’s receipt of regulatory approval to pay both the dividend described above and the interest payment on its trust preferred securities that will be due December 30, 2012.

The Company’s Board of Directors had previously approved these payments, subject to the approval of the Company’s federal and state regulators as required by the formal written agreement that has been in place since April 2011.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Contact: John M. Oakey, III

Executive Vice President and General Counsel

Community Bankers Trust Corporation

804-934-9999